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                                                                     EXHIBIT 5.1




                                                              April 1, 1997




GZA GeoEnvironmental Technologies, Inc.
320 Needham Street
Newton Upper Falls, MA 02164

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today with the Securities and Exchange Commission by GZA GeoEnvironmental Technologies, Inc., a Delaware corporation (the "Company") relating to 953,048 shares of the Company's common stock, $.01 par value ("Common Stock"), including (a) 200,000 shares issuable pursuant to the Company's Restated 401(k) Profit Sharing Plan and Trust; (b) 510,000 shares issuable pursuant to the Company's 1989 Incentive Stock Option Plan, (c)
15,000 shares of Common Stock issuable pursuant to the Company's 1989 Non-Qualified Stock Option Plan; (d) 100,000 shares issuable pursuant to the Company's 1982 Employee Stock Purchase Plan; and (e) 173,048 shares issuable pursuant to the Company's 1995 Restricted Stock Plan (collectively, the "Plans").

     We are familiar with the Company's Certificate of Incorporation, its By-Laws, the records of all meetings and consents of its Board of Directors and of its stockholders, and its stock records. We have examined such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

     Based upon the foregoing, we are of the opinion that (a) the Company has corporate power adequate for the issuance in the manner set forth in the S-8 Registration Statement of the shares of its Common Stock issued or to be issued pursuant to the Plans and offered pursuant to the S-8 Registration Statement, (b) the Company has taken all necessary corporate action required to authorize the issuance and sale of such shares and (c) when certificates for such shares have been duly executed and countersigned, and (where applicable) delivered against due receipt of the exercise price for such shares as described in the Plans, such shares will be validly and legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the S-8 Registration Statement.

                                       Very truly yours,

                                       FOLEY, HOAG & ELIOT LLP